EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY TO PRESENT COMPANY UPDATE

Reaffirms 2005 Forecasts and Provides 2006 Outlook

TACOMA, WA, November 16, 2005—Labor Ready, Inc. (NYSE: LRW) CEO Joe Sambataro and President and CFO Steve Cooper will review the company’s current strategies and operational trends with analysts and portfolio managers at 12 p.m. (ET), today in New York City. The slides from the presentation will be available on the Labor Ready website (http://www.laborready.com) under Investor Relations.

In anticipation of management’s presentation, the company reaffirmed its previously released forecast for the fourth quarter of 2005 and for the year. The company estimates net income per share for the fourth quarter to be between $0.24 and $0.26 with net income per share for the year to be between $1.13 and $1.15. Estimated revenue for the quarter is expected to be between $325 and $330 million with revenue for the year expected to be in the range of $1.225 to $1.230 billion.

Labor Ready also announced plans to open 40 branches in 2006 and finish 2005 with approximately 890 branches. The company anticipates opening most of its new locations in the first two quarters of 2006.

Management also provided their initial outlook for fiscal year 2006. Net income per share for the year is estimated to be between $1.30 and $1.35. Estimated revenue for the year is expected to be in the range of $1.370 to $1.390 billion. Included in these estimates is the net income per share impact related to “Share-Based Payments,” of $0.06 per share for the year compared to $0.02 per share for share based payments in 2005.

The company expects to release its financial results for the fourth quarter ending Dec. 30, 2005 after the market closes on Feb. 1. 2006 and will host a conference call at 8 a.m. (PT) on Feb. 2, 2006. Details for the conference call will be announced separately.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) adverse safety and risk management experiences; 7) the adequacy of Labor Ready’s financial reserves; 8) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 9) Labor Ready’s ability to attract and retain competent employees in key positions; 10) Labor Ready’s ability to successfully complete and integrate CLP Resources and other acquisitions that it may make from time to time; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

For more information, contact:

Steve Cooper, President and CFO

253-680-8213

Stacey Burke, Director of Corporate Communications

253-680-8291